Exhibit 24.1
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENT, that each person whose signature appears below constitutes and appoints each of Stephen M. Ksenak and William J. White, as such person's true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for such person and in their name, place and stead, in any and all capacities, to sign Ambac Financial Group, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2020 to be filed with the Securities and Exchange Commission and any and all amendments thereto, and any and all instruments and documents filed as a part of or in connection with said Form 10-K or amendments thereto, and does hereby grant unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent shall do or cause to be done by virtue hereof.

Signature	Title	Date

/S/ JEFFREY S. STEIN	Chairman of the Board and Director	March 1, 2021
Jeffrey S. Stein

/S/ CLAUDE LeBLANC	President, Chief Executive Officer and Director	March 1, 2021
Claude LeBlanc	(Principal Executive Officer)

/S/ DAVID TRICK	Executive Vice President and Chief Financial Officer	March 1, 2021
David Trick	(Principal Financial Officer)

/S/ ROBERT B. EISMAN	Senior Managing Director and Chief Accounting Officer	March 1, 2021
Robert B. Eisman	(Principal Accounting Officer)

/S/ ALEXANDER D. GREENE	Director	March 1, 2021
Alexander D. Greene

/S/ IAN D. HAFT	Director	March 1, 2021
Ian D. Haft

/S/ DAVID L. HERZOG	Director	March 1, 2021
David L. Herzog

/S/ C. JAMES PRIEUR	Director	March 1, 2021
C. James Prieur

/S/ JOAN LAMM -TENNANT	Director	March 1, 2021
Joan Lamm-Tennant